LEASE OF AIRCRAFT


                  Hayden Leasing, L.C., an Arizona limited liability company, hereinafter called Lessor, enters into the following agreement with Bell Sports, Inc., a California corporation, hereinafter called Lessee.

                  1. Lease of Airplane, Term, Rental. Lessor leases to Lessee, subject to the terms and conditions, and for the consideration herein set out, the following described airplane, 1978 KingAir C-90 N37PW for a term of forty-four (44) months, commencing November 1, 1995 and terminating June 30, 1999, and as consideration for the lease of said airplane, Lessee shall pay to Lessor rentals payable in forty-four (44) monthly installments at $3,000.00 per month, plus $150.00 per hour of Lessee's operation, plus all fees and expenses associated with the co-pilot, payable at the office of the Lessor on the 1st day of each month. Lessor shall be responsible to pay all operating costs of the airplane including fuel, other than those costs specifically stated herein as being Lessee's responsibility. Lessor shall have the right to possess and to use the airplane at all times other than when Lessee shall require use of the airplane. Lessee may use the airplane at any time and for any periods provided 48-hour prior reservation is made. Lessor agrees to use reasonable efforts to make the aircraft available for Lessee's use when a reservation of less than 48 hours in advance is made.

                  2. Location of Airplane. The Lessee and Lessor agree that the said airplane shall be permanently based at the municipal airport, in Scottsdale, Arizona. The Lessor shall not make any change in such permanent base without first notifying the Lessee in writing of said change and receiving the Lessee's approval.

                  3.  Default.  In the event that Lessee  defaults in any of the provisions or in any of the terms, conditions and covenants to be performed hereunder upon the part of the Lessee, or in the event that Lessee should be the subject of any bankruptcy proceeding or become insolvent, or make an assignment for the benefit of creditors, or consent to the appointment of a Receiver or Trustee, or if a Trustee or Receiver is appointed for the Lessee without its consent, or if bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings are instituted by or against the Lessee, then in such event, Lessor, at its option, may declare that this Lease shall be terminated, and Lessor shall have all rights and remedies available under the law or at equity. Lessee hereby waives all rights under all exemption laws.

                  4. Right of Repossession. In the event of Lessee's default, Lessor may take immediate possession of the airplane without the necessity of legal action to recover possession of same, and Lessor is hereby authorized to enter upon the premises where said aircraft may be found without liability for trespassing for so entering.

                  5. Condition of Airplane, Title, Control. Lessor represents that the airplane is in good, safe and serviceable condition, and that it is fit for use. It is understood and agreed between the parties that title to the airplane shall remain with the Lessor, and that the Lessee shall have no control over the operation of the airplane. Lessor warrants that it is the absolute owner of the said airplane and that it has the full right to lease the airplane to the Lessee.
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                  6. License  Fees,  Taxes.  Lessor  agrees to pay when due, all license fees and other fees and assessments necessary for the securing of licenses, certificates of title and other similar permits for the operation of said airplane, such certificates showing title in the Lessor, and further agrees to pay when due, all taxes now or hereafter imposed by any State, Federal or local government upon said airplane, or upon the leasing, use or operation thereof whether assessed to Lessor or Lessee.

                  7. Insurance. Lessor shall secure, and maintain in effect throughout the lease term, an insurance policy providing for full hull coverage, including all risk, both in flight and not in flight. Liability Insurance, in an amount not less than $2,000,000 for a single occurrence, will be obtained by the Lessor and Lessee will be named as an additional insured. The cost of all insurance purchased by the Lessor is included in the lease rental payments. Copies of all insurance policies or certificates will be provided to Lessee upon its written request.

                  8. Loss of or Damage to Airplane. In the event of loss or damage to the airplane, the Lessor shall immediately report said loss or damage to the Lessee, the insurance company and to any and all applicable governmental agencies, both Federal and State, and shall furnish such information and execute such documents as may be required and necessary to collect the proceeds from any insurance policies. In this event, the rights, liabilities and obligations of the parties hereto shall be as follows:

                           a.       In the event that the airplane is lost or is
damaged beyond repair, the proceeds of any property damage insurance policy or policies shall be payable to Lessor. Upon the Lessor's failure to replace the airplane with a substantially similar aircraft within ninety (90) days of such event, this Contract shall then terminate.

                           b.       In the event that the  airplane is partially
damaged, then this contract shall remain in full force and effect. The Lessor shall, at its cost and expense but subject to the availability of sufficient insurance proceeds (without regard to policy stated deductibles), fully repair the airplane in order that the airplane shall be placed in as good and the same condition as it was prior to the damage. Further, in the event such insurance proceeds (when added to any funds which Lessor may elect to include) are not sufficient to effect full repairs, or in the event that such repairs are not completed within ninety (90) days of the date of damage, then in such event, either party may terminate this Lease.

                  9. Restrictions on Use. During the term of this lease, the Lessee shall have use of the airplane on a non-exclusive basis; however, such use shall be restricted to the ordinary purposes of Lessee's business and pleasure. Lessee will not use, operate, maintain or store the airplane improperly, carelessly or in violation of this agreement, or of any applicable law or regulation, Federal or State, or any instructions furnished therefor by the Lessor. Lessee shall not operate said airplane for hire. Lessee shall not operate said airplane beyond the geographical limits as defined in the attached insurance policies; nor use the airplane for any purpose other than that stipulated in the insurance policies, unless Lessee first notifies the Lessor in time for the Lessor to approve of said operation and obtain proper insurance coverage for the intended trip. The cost of any additional insurance shall be borne by Lessee.
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                  10.  Maintenance,  Repairs,  Inspection.  Lessor agrees at all times to keep the airplane in a fully operative condition and completely airworthy; and further to keep said airplane in mechanical condition adequate to comply with regulations as set forth by the Department of Transportation and any other regulations as set forth by any Federal, State or local governing body, domestic or foreign, having power to regulate or supervise the airplane or the Lessor's maintenance, use or operation of said airplane.

                  11. Operation of Airplane. The Lessor agrees that it will, at all times during the use of the airplane by Lessee, cause the airplane to be operated by safe, careful and duly qualified pilots engaged or employed by the Lessor. Lessor warrants that each of the pilots who will pilot said airplane shall be a duly qualified pilot whose license is in good standing and who meets the requirements established and specified by the insurance policies required to be obtained by Lessor pursuant to this lease. Lessor further agrees that the pilots operating said airplane must meet the minimum requirements set forth by any insurance policy covering the airplane.

                  12. Mutual Release. Except to the extent of any proceeds available under any insurance coverage obtained by a party, each party hereby releases the other from and against any and all loss, damage, injury or death claims, demands and liability of every nature, including reasonable attorney's fees, arising directly or indirectly from or in connection with the use or operation of subject airplane by Lessor or Lessee. The foregoing release shall not apply in regard to causes of action based upon the gross negligence or willful misconduct of a party.

                  13. Assignment by Lessee. Lessee agrees not to assign this lease or any interest therein without prior written consent of Lessor, or to sublet said airplane or to part with the possession of same, either by voluntary act, operation of law or otherwise. In the event that the Lessee sublets or attempts to sublet same, or voluntarily or involuntarily parts with possession of same, or attempts to move said airplane from the airport where it is required to be kept, except while being in the ordinary business of Lessee or for its pleasure, or in any manner violates any of the terms hereof, then in either or any of these events this lease shall at the option of the Lessor immediately terminate and Lessor shall be entitled to immediate possession of said airplane. Lessee agrees to pay all attorney's fees, collection charges or other expense, occasioned by Lessee's failure to abide by any of the provisions hereof.

                  14. Assignment by Lessor. It is understood by the parties hereto that subject to the prior written consent of Lessee, the Lessor may assign this Lease and said airplane, and that any such assignee may also assign same. All rights and obligations of Lessor hereunder shall be succeeded to and assumed by the assignee under any such assignment, and said assignee's title to this lease, to the rental herein provided for and to the said airplane shall be free from all defenses, setoffs or counterclaims which Lessee may be entitled to assess against Lessor; it being understood and agreed that any such assignee does not assume any obligations of the Lessor herein named, and that Lessee may separately claim against Lessor as to any matters which Lessee may be entitled to assert against the Lessor.

                  15. Entire Agreement, Severability, Successors. Lessee and Lessor hereby agree that no representation, statement or agreement other than those set forth herein shall be binding upon either of the parties hereto unless specified in writing, signed by each, and purporting to be an express modification of this contract. Should
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any provisions of this lease be held invalid, such provisions shall be deemed to be eliminated insofar as it is declared invalid and the balance of the lease shall in no wise be affected thereby. Subject to the terms hereof, the covenants and conditions of this lease shall inure to the benefits of and be binding upon
the  heirs,  executors,  administrators,  personal  representatives,   trustees,
successors or assigns of the parties hereto.

                  16. Lessor's Right to Terminate. Lessor may terminate this lease upon notice of not less than thirty (30) days.

                  IN WITNESS WHEREOF, the parties hereto have placed their hands and seals on this, the 17th day of April, 1996.

                  LESSEE:           BELL SPORTS, INC., a California corporation

                                    By: _______________________________
                                        ______________________
                                    Its:______________________


                  LESSOR:           HAYDEN LEASING, L.C., an Arizona limited
                                            liability company

                                    By: _______________________________
                                        ______________________
                                    Its:______________________
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